[BARNEA & CO. LETTERHEAD]

Exhibit 5.1

April 13, 2004

NUR Macroprinters Ltd.
12 Abba Hillel Silver Street
P.O. Box 1281
Lod 71111
Israel

              Re:   NUR Macroprinters Ltd. – Registration Statement on Form F-3

Dear Ladies and Gentlemen:

            We have acted as counsel to NUR Macroprinters Ltd., an Israeli corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission regarding the sale by certain selling securityholders (the “Selling Securityholders”) of up to (i) 3,790,321 issued and outstanding ordinary shares of the Company (the “Existing Shares”) issued pursuant to the conversion of certain convertible loans (the “Convertible Loans”) issued by the Company to certain of the Selling Securityholders, (ii) 677,883 ordinary shares of the Company (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) granted by the Company to certain of the Selling Securityholders and (iii) 180,211 ordinary shares of the Company (the “Placement Agent Warrant Shares”) issuable upon exercise of placement agent warrants (the “Placement Agent Warrants”) granted by the Company to certain of the Selling Securityholders.

            We have reviewed the Company’s charter documents and have examined copies of the corporate proceedings taken by the Company in connection with the issuance and sale of the Existing Shares, the Warrants and the Placement Agent Warrants, the Convertible Loan and Warrant Agreements, the Warrant Agreements and the Placement Agent Warrants relating to the issuance and sale of the Convertible Loans, the Existing Shares, the Warrants and the Placement Agent Warrants and such other corporate documents, records and certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. In our examination we have assumed the genuineness of all signatures and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company. Based on such review, we are of the opinion that:

(i)	the Existing Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(ii)
the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the applicable Warrants, will be validly issued, fully paid and non-assessable; and

(iii)
 the Placement Agent Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the applicable Placement Agent Warrants, will be validly issued, fully paid and non-assessable.

            We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Existing Shares, the Warrant Shares or the Placement Agent Shares. In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Very truly yours,